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Exhibit 99.1

[Aksys, Ltd. Logo]

Contact:
Lawrence D. Damron
Senior Vice President & Chief Financial Officer
(847) 229-2222

Aksys Informed of Large Shareholder

        Lincolnshire, IL—July 25, 2003—Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced that it was advised by Mr. Scott Sacane after the close of business on Thursday, July 24, that investors he represents have accumulated in excess of 20 million shares of the company's stock out of approximately 29.7 million shares currently outstanding. Mr. Sacane has advised the company that his investment has always been and continues to be a passive investment, and that he has no intent to change or influence the control of the company.

        The company is currently investigating this situation and its implications, including those under the shareholder rights agreement. Bill Dow, President and Chief Executive Officer of Aksys, Ltd. said, "We will keep the best interests of our shareholders in mind as we evaluate our options. Once our Board has assessed the situation, we will disclose the company's plan of action."

About the Company

        Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company's lead product, the PHD® System, is a next generation hemodialysis system designed to improve clinical outcomes of patients and reduce mortality, morbidity and the associated high cost of patient care. Further information is available on Aksys' website: www.aksys.com.

        This press release contains forward-looking statements that involve a number of risks and uncertainties. Our actual results could differ materially from the results identified or implied in any forward-looking statement. These statements are based on our views as of the date they are made with respect to future results or events. Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, (v) our ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on third parties to manufacture the PHD System; and (vii) changes in QSR requirements.

        The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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Aksys Informed of Large Shareholder